Exhibit 8

SUBSIDIARIES OF FUNDTECH LTD.

Name of Subsidiary	Jurisdiction of Incorporation/Organization
Fundtech Corporation	United States, State of Delaware

Fundtech U.K. Limited	United Kingdom

Fundtech Australia Pty Limited	Australia

Fundtech International, LLC	United States, State of Delaware

Biveroni Batschelet Partners AG	Switzerland

Datasphere SA	Switzerland

Cashtech Solutions India Private Limited	India

Radius Partners, Inc.	United States, State of Massachusetts

Fundtech Germany GmbH	Germany

Prang GmbH	Germany